Exhibit 99.1

CORPORATE PARTICIPANTS

Jon Stanner

Strategic Hotels and Resorts - VP Corporate Finance

Laurence Geller

Strategic Hotels and Resorts - President & CEO

Diane Morefield

Strategic Hotels and Resorts - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Smedes Rose

KBW - Analyst

Ryan Meliker

Morgan Stanley - Analyst

Chris Woronka

Deutsche Bank - Analyst

Will Marks

JMP Securities - Analyst

Jeffrey Donnelly

Wells Fargo - Analyst

Joe Greff

JPMorgan - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2010 Strategic Hotels and Resorts earnings conference call. My name is Christy and I will be your coordinator for today. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session.

(Operator Instructions)

As a reminder this conference call is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Jon Stanner, Vice President of Corporate Finance. Sir, please proceed

Jon Stanner - Strategic Hotels and Resorts - VP Corporate Finance

Thank you and good morning everyone. Welcome to Strategic Hotels and Resorts third quarter earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the investor relations section. We are hosting a live webcast of today’s call, which can be accessed by the same section of the site with a replay of today’s call also available for the next month. Before we get underway, I’d like to say that this conference call will contain forward-looking statements under federal securities laws.

These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statements notice included within our SEC filings. In the press release and supplemental financials the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg G requirements. I would now like to introduce the members of the management team here with me today. Laurence Geller, President and Chief Executive Officer, and Diane Morefield, Executive Vice President and Chief Financial Officer. Laurence?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Thank you. Good morning and welcome, everybody, to our third quarter earnings conference call. Yesterday we reported third quarter RevPAR growth of 7.3% and total RevPAR growth of 6%. These were driven by a 1.3 percentage point increase in occupancy and more importantly a healthy 5.4% increase in average rate. This represents the second consecutive quarter of positive year-over-year operating trends where our improvement has been largely driven by rate gains, which clearly have much higher profitability flow-through characteristics. As a Company, we believe a very important operating performance metric is EBITDA to RevPAR growth ratio, with a result of over two times considered successful. This quarter’s exceptionally strong adjusted performance once again produced for us a ratio of well over 3 times. So we are very, and we are very pleased with the improvements in our business and that these were broad based in the third quarter, which was the first time we’ve seen three consecutive quarters of demand growth since 2007.

We saw rate and occupancy improvement in both our transient and group segments. Our 8.5% increase in transient ADR evidences the elimination of lower rated primarily internet based bookings that were replaced with higher rate corporate business by strategic plan. Non-rooms revenue increased 4.5% in the third quarter, as F&B revenues grew by 6.8% driven by a 6% increase in banquet revenues and importantly from a consumer trend perspective, a 7% increase in sales of our outlets. We continue our noteworthy success in containing costs and improving productivity at our hotels. This quarter we reported hotel level EBITDA margin expansion of 150 basis points. Cancellation fees, which were $2.7 million in the third quarter of 2009 compared to $1.8 million in the third quarter of this year, reduced margin expansion by 50 basis points.

In addition, our hotel stepped up their accruals for year-end bonuses in the third quarter, led by sales driven bonuses and this resulted in a 40 basis point reduction in margins. So adjusting for these two items, our EBITDA margins expanded a very impressive 240 basis points on a similarly adjusted 6.8% increase in total revenues. Productivity improvement once again continued at our properties, as hours worked per occupied room decreased 2.4% during this quarter. Total hours worked is an important measure for our segment of the industry and we are pleased that this quarter total hours worked declined 0.6 of a percent despite an actual 2% increase in occupied room nights. Year-to-date hours work per occupied room has declined 4.1%, while total hours work has declined 1.4% year-to-date despite an increase in occupied rooms of over 2%.

We also benefited from an 11.4% decline in insurance expense and a 3% decline in real estate taxes during the quarter. These are two areas to which we continue to successfully devote significant corporate attention. Our adjusted EBITDA per available room growth of 22.9% is a strong achievement at this nation’s stage of the recovery and augers well for the future. We continue to be very encouraged by many macro level indicators and trends that we track on a monthly basis. The US Department of Commerce just reported international visitation to the US is projected to increase 9% in 2010, which will set a record of 60 million visitors this year and increase to nearly 83 million years by 2015, a 7% CGAR. Airline activity is increasingly strong, with major airlines again reporting strong double digit growth in PRASM. All of our trend line indicators point to returning robust luxury consumption.

For example, high end retailer Coach recently reported a 34% increase in profit, fueled by 8.5% growth in same store North American sales. Louis Vinton, the world’s largest luxury goods maker reported a 24% increase in third quarter sales and Burberry, the UK’s largest high end retailer, recently reported an 11% increase in quarterly revenues.

During the quarter we announced a contract for the sale of our Intercontinental Hotel in Prague. In previous quarterly calls we’ve discussed our strategy to become a North American centric Company. And this particular disposition had been, as we reported last quarter, a priority along that path following our sale of the Renaissance Le Parc in Paris last year. We are selling the Prague hotel for a total consideration of €110.6 million, nearly €300,000 per key, which represents an 18.1 times multiple on forecasted 2010 EBITDA. More importantly, this removes a €102 million euro mortgage from the balance sheet, in addition to the attendant swap liability. This hotel has substantial deferred nonrevenue producing capital costs projected in the immediate future, so the timing of this very well executed sale is clearly advantageous to us. Additionally, it will remove significant G&A costs as we wind down all related administrative duties.

We continue our systematic divestiture of European assets. During the quarter we successfully renegotiated our agreement with our landlord in Hamburg and brought back over €3 million from the escrow security deposit. As I have said in the past, given our comfortable liquidity position, the goal remains to maximize proceeds from these sales. Our asset in London is outperforming our expectations and we believe we can be the beneficiary of selling this hotel into a more bullish investment market than today, as cash flows continue to improve and we see evidence of strong future earnings.

2012 portends to be a very strong year in London, with events such as the Olympics only adding to that momentum and we are carefully monitoring all trends to determine the optimum time to maximize the sale of this prime asset to achieve significant proceeds as part of our overall balance sheet restructuring plan. As we look forward into 2011 and beyond, we are increasingly encouraged by the favorable lodging supply demand dynamics, particularly for the type of high end hotels we own in those specific high barriers to entry markets in which we operate. During the previous supply growth cycle, development of new high end assets was often supplemented with condominium sales and facilitated by a very aggressive construction financing market. While, neither of these conditions are present today and replacement costs, which we estimate to be over $600,000 per key excluding land or say $700,000 including land for our portfolio, far exceed trading values, which suggest at the minimum that any meaningful supply is at least several years away.

As we look at the coming years we see at the most a 1% increase in total supply in our markets. While we are not in a position today to give guidance for 2011, we continue to be encouraged by the positive trends we are seeing in our group pace for next year. Currently we are up 3% in group room nights for 2011 compared to the same time last year and total revenues are 1% higher. This represents a very significant improvement from where we were at just a quarter ago, when group room night pace was down 6% for 2011. We increasingly see the group booking window remains very short-term. For example, we booked 15% of the total third quarter rooms in this quarter, which is about 5 times more a normalized rate. For all of 2010, roughly 50% of the group room nights currently on the books have been booked this year. This compares with roughly 20% in the year for the year, or as we call it ITYFTY, bookings in 2007.

During this past quarter our total market share penetration grew throughout our portfolio in both rate and occupancy, with our RevPAR index improving by over 2 percentage points to 112%. Our index improvement is a significant achievement given our planned decision to focus on driving rate. These positive trends continue today. We also track compression nights, which we define as nights with 90% occupancy or higher. Again, this important and positive trend continued this quarter, as compression nights increased 32% compared to last quarter when rates were, and with rates which are 19% higher. So to summarize our situation, we are outperforming in our specific markets, even with slower to even with the slower demand pick up in southern California, where we have significant representation and no representation in currently high demand growth markets such as New York and Boston.

Our strategy of aggressively pushing rate continues to succeed, even at the limited expense of some occupancy. However, in such cases we deliberately do that so we can increase profit through rate increases rather simply to be driven to increase lower rated occupancy. Our intense marketing focus on the corporate individual and group travel is succeeding, as is our reduction in the utilization of the opaque booking sites. Our strategy of re-engineering our properties with a view to permanent systemic changes in staffing levels continues to not only succeed but be demonstrably sustainable with commensurate margin increases. Our revenue to EBITDA flow through targets in excess of two times EBITDA growth to revenue are clearly being met.

Supply dynamics in our high end space are such we have at least several years before meaningful competitors enter our markets. Whereas we can’t predict long-term pricing elasticity, it appears that upward rate selling will only be limited by our guests propensity to consume our product at increasing price levels and other income is commensurately returning at its anticipated pace. Given the outlook for our very limited supply with our operating systems successfully in place and rates expected to continually increase for the near future, we can look forward to high margins and high flow throughs in line with GDP recovery and future trends. I would like now to turn this call over to Diane.

Diane Morefield - Strategic Hotels and Resorts - EVP & CFO

Thank you, Laurence, and good morning, everyone. For the quarter we reported comparable EBITDA of $33.6 million and comparable FFO of $0.03 per share on North American RevPAR growth of 7.3%. Excluding $3.8 million of expense accrued for our VCP incentive program, which l will discuss in more detail momentarily, comparable EBITDA was $37.4 million and comparable FFO was $0.06 per share. Our 1.3 percentage point improvement in occupancy is the third straight quarter of demand growth. Our demand growth was concentrated in the highest rated segments of our business, particularly the premium transient channel where occupied room nights increased 35%. With an ADR of $379 this segment yielded an average rate nearly $170 higher than our overall average rate of $212 during the quarter.

Occupancy gains were partially muted as a result of a deliberate strategy of reducing lower rated discount transient business, often sold through a variety of internet sites. This category fell over 12%. However, this quarter group room nights increased 4.4%. As we’ve mentioned during the past few calls, our operating team remains focused on driving higher rates at the hotels. During the quarter we reported a 5.4% increase in ADR driven by a 8.5% increase in the transient rate. The average rate in the discounted transient segment also improved almost 9%, reflecting the continued and planned elimination of rooms sold through the opaque internet sites. Total group rate was up only 0.5% during the quarter, but this is primarily a reflection of the group nights that were put on the books last year during the depths of the lodging cycle.

Corporate group, which represents approximately 60% of our total group nights, was up 5% in occupied room nights and 2% in rate. Notably we continue to see strength in the financial services sector of corporate group bookings. In the association group segment room rates grew almost

10% during the quarter. RevPAR improved at both our urban and resort locations, with resort ADR up 7% in the quarter compared to 4.7% at our urban Hotels, indicating strength across the entire portfolio. Let me now touch on a few specific markets. Although we have limited east coast exposure and don’t have any hotels in the current high growth cities of New York and Boston, our hotels performed very favorably within their specific geographic markets.

Our Four Seasons Hotel in Washington, D.C. continues to be a strong performer in our portfolio. Third quarter RevPAR growth was 19.9% on rate growth of over 13%. This performance is more impressive considering this hotel did not suffer the significant decline the rest of the industry did last year. EBITDA margins were the highest ever achieved at the hotel and expanded over 680 basis points during the quarter. In addition, non-rooms revenue increased 6.5%. Our Loews Hotel on the beach of Santa Monica has been a positive anomaly for us in an otherwise still somewhat sluggish southern California market so far this year. During the quarter RevPAR increased nearly 19% on ADR growth of nearly 12%. The hotel ran over 90% occupancy for the third quarter, which helped drive an 8% increase in non-rooms revenue and a strong 360 basis point expansion in EBITDA margins. Northern California is continuing its recovery. Our Ritz Carlton Half-Moon Bay had another strong quarter, with a 15% increase in RevPAR. This hotel, which was the poster child for last year’s so called AIG affect, is indicative of the return of corporate America rebooking meetings across the portfolio.

However, Mexico continues to be a concern for us. With almost daily headlines of drug related violence definitely having an impact on our Four Seasons Resort in Punta Mita. RevPAR at the hotel declined 13.5% during the third quarter and occupancy was only 41% for the three month period. In addition, torrential rains and a collapsed bridge between Puerto Vallarta and the resort created additional headwinds for the hotel during the quarter. Call volumes into the hotel seemed directly linked to headline activity. As the violence gets less press, activity tends to pick up. We mentioned last quarter that we had been pushing group business at the hotel in anticipation of a slow down in leisure travel as a result of all this negative publicity. And this initiative resulted in 121% more group room nights in the third quarter compared to the third quarter of last year. The property is maintaining focus in booking group business and is aggressively deploying marketing resources to the Latin and South American traveler. However, we are pleased at how strong bookings are for the important upcoming holiday season. RevPAR for Thanksgiving is projected to increase over 5% and for the Christmas/New Years season we are currently anticipating just under a 10% improvement in rate.

Our European hotels had an excellent quarter, with constant dollar RevPAR growth of 14.1%. Average rate increased 10.1%, which drove a 410 basis point increase in EBITDA margins. Excluding the Intercontinental Prague, which is currently being held for sale, European constant dollar RevPAR growth was 18.9% and EBITDA margins expanded 450 basis points. The Marriott Grosvenor Square particularly stood out in our European portfolio, with constant dollar RevPAR growth of nearly 29% on an impressive 17% increase in average rate. EBITDA increased over 42% in constant dollars for the quarter. Year-to-date the hotel is up over 20% in RevPAR, as London continues to be one of the best performing markets in the world and in many ways mimics New York’s growth characteristics. Both of our Marriott lease hold properties had solid quarters with RevPAR up 14% and 16% in constant dollars at the Paris and Hamburg hotels respectively.

As we mentioned to you last quarter, we accrue expense for our long-term incentive program known as the Value Creation Plan, or VCP, based on a quarterly updated third party valuation model of the plan. Due to the nature of this plan we are required to apply variable accounting. During the third quarter we expensed $3.8 million for the plan based on the quarter end valuation. This is a non-cash expense for the quarter and no payout would be made under the plan until 2012 and then only assuming certain targets are met. For the full year we are now forecasting approximately $30.5 million of G&A expense, which includes an estimated $8.4 million charge for the VCP plan and roughly $1.8 million of severance charges taken this year. Excluding these two items, our run rate G&A is approximately $20 million, which represents a 33% reduction from our peak level of G&A. The quarterly charges for this VCP plan will continue to fluctuate and create incredible noise in our G&A expense and bottom-line earnings. It’s impossible to give an accurate estimate for this expense since it depends on our actual stock price results, volatility in the overall stock market and in our share price, and numerous iterations of potential future value of the plan in 2012. In other words, the higher stock price estimate and performance with the result in increase in shareholder value, the higher the quarterly accrual. So we will continue therefore to report our segregated VCP numbers in future quarters.

Turning to the balance sheet, as we’ve discussed with all of you, Strategic 2.0, as we refer to ourselves, includes an unrelenting focus on restructuring our balance sheet. In addition to the focus on operations and earnings growth, our priority is to effectively restructure and refinance all of our debt maturities, particularly those coming due in 2011. The updates on these priorities include, as Laurence mentioned, the sale of the Intercontinental Prague Hotel by year-end would eliminate a €102 million mortgage from the balance sheet, as well as the swap liability that was valued at approximately €9 million at quarter end. Based on our 2010 projections, this hotel was highly levered at nearly 17 times net debt to EBITDA.

Our negotiations on the restructuring of the debt due in January, 2011 on the Hotel del Coronado continue to progress. We remain in very proactive discussions with all of the existing lenders and we will provide more information as and when appropriate. And although the Fairmont Scottsdale mortgage debt totaling $140 million in CMBS and $40 million of mezzanine does not mature until September, 2011, we are proactively working on this refinancing with the various stakeholders. We are fully covering the current debt service and this is, in essence, a free option period for us to work on a solution for this asset. Other fall 2011 maturities include the two Intercontinentals in Chicago and Miami and we are very confident we can successfully restructure these loans in the first part of 2011. We also continue to prioritize the ultimate payment of our accrued preferred dividend. Our focus on increasing operating cash flow is critical to bringing us closer to covering the quarterly dividend and, as we have continually stated, a liquidity event such as an asset sale or appropriate line availability, will be the likely solution to paying the catch-up dividend. We will provide balance sheet updates as we continue to achieve our key objectives in this area.

And as I did last quarter, I will outline our projected interest expense for the year given all the balance sheet activity we have had to date. For the full year we still expect our reported interest expense to be in the $90 million to $95 million range, including approximately $40 million to $45 million of non-cash interest expense, which is primarily related to the amortization of swap financing costs that were paid in earlier periods. Year-to-date we have excluded $9.8 million of non-cash mark-to-market interest rates swaps for comparable FFO.

Finally, as we done in past quarters, let me give you a sense of what we see for the fourth quarter. We expect fourth quarter RevPAR to grow between 5% and 7%, with EBITDA margins expanding between 100 and 200 basis points. This implies full year RevPAR growth of 3% to 5%, with 50 to 100 basis points of margin expansion unadjusted for cancellation fees. This obviously takes into account our first quarter results, which had negative RevPAR of minus 4.3% and EBITDA margin contraction of 180 basis points. So with that we would now like to open up the call for any further questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) And your first question comes from Smedes Rose of KBW, please proceed.

Smedes Rose - KBW - Analyst

Hi, thanks. I wanted to ask you a couple of things. What’s the availability now on your credit line.

Diane Morefield - Strategic Hotels and Resorts - EVP & CFO

We only have roughly $35 million outstanding on the line and the current gross line availability is in the $250 million range.

Smedes Rose - KBW - Analyst

Okay. And then I just wanted to understand, so you talked about the VCP a little bit. So if that would be the reason that your SG&A costs, I think probably relative to most estimates, were higher. But then you also talked about accruals for future sales, I think, at the property level. Is that being — is that also included on the corporate line or is that included on the property line.

Diane Morefield - Strategic Hotels and Resorts - EVP & CFO

It’s on the property line.

Smedes Rose - KBW - Analyst

Okay. And is that based on just future bookings, I guess, that will be — so you are going ahead and accruing for it now?

Diane Morefield - Strategic Hotels and Resorts - EVP & CFO

Yes.

Smedes Rose - KBW - Analyst

Okay. Thank you.

Diane Morefield - Strategic Hotels and Resorts - EVP & CFO

You’re welcome.

Operator

And your next question comes from Mr. Ryan Meliker of Morgan Stanley, please proceed.

Ryan Meliker - Morgan Stanley - Analyst

Morning, I just — ..

Diane Morefield - Strategic Hotels and Resorts - EVP & CFO

Hello.

Ryan Meliker - Morgan Stanley - Analyst

I’m sorry, can you hear me now?

Diane Morefield - Strategic Hotels and Resorts - EVP & CFO

Yes, we can, thanks.

Ryan Meliker - Morgan Stanley - Analyst

Great, thanks. I was just hoping that you guys could talk a little bit about some dispositions and particularly becoming a more of a North American centric Company, obviously Prague seems to be, it is not completely out of the way now, certainly very close. Is there a next step. Is there another property that you think you will focus on next and if so do you have a timeline on that, maybe London, maybe Hamburg. I don’t know. Another thing that I wanted to get your input on was obviously we are seeing, everybody that we talk to tell us that it’s the REITS that are the incremental buyers today. They are the ones driving prices up. There are not a lot of REITS that are really interested in European assets for, obviously, the tax challenges that come with them. I wanted to know if you thought about essentially selling some of your North American properties given where values are today, thanks.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Let me — thank you, you have asked two very good questions, so let me start with the European sales. I mentioned that we have brought back €3 million of Hamburg. Let me talk about that. We have a lease in Hamburg that when we sold the property we left EUR5 million of cash essentially in an escrow to secure our leasehold obligations. That was the only recourse the Company had. The Company has been essentially paying its rent without any need for those guarantees. So by reducing 3 million — taking EUR3 million back from the guarantee was a significant negotiation leaving us EUR1.9 million essentially to guarantee our leasehold obligations. This property does not make us a lot of money because it was leased up fairly high in different times. So we’ve probably taken out a lot of the value already in that EUR3 million situation. As far as the buying these assets, everybody has their own view on pricing. If you look at the incremental earnings we are driving and likely to drive as GDP increases, in our high end sector you’ve got so much room to go that I would argue some of the multiples being paid actually aren’t terribly high. So I hear the noise, people are paying too much for this or that asset and I haven’t examined some of the second tier assets that have gone, but I mean a cap rate of 3 or 4 times might be very low when you look at our EBITDA expansion. So the real answer is no, we have not been on the market at the moment in the US. Having said all of that, we are a spirited entrepreneurial group as well as a corporate organization and if something came over the transom with a incredible number that our re-buy analysis would make us lie on the floor and laugh, we would take it.

Ryan Meliker - Morgan Stanley - Analyst

That makes sense. And then so is there no timeline right now for any additional dispositions, London or anything else in Europe?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

No, as I mentioned, in London we, look, we think that 2012 there are two things happening, the credit markets are still behind us, behind the US in Europe for asset purchases. The London asset there has — there are certain issues we are trying to make more value out of by working on. In the meantime, as Diane mentioned, there’s a 42% increase in EBITDA does give you somewhat of a trend line that we shouldn’t sell that too soon. 2012 looks like our Pace on the trends we are seeing as a fairly good year providing the credit markets loosen up in a proportionate way to the US. So we have been looking to sell into that market, so any time we can see getting a 2012 price we will be sellers.

Ryan Meliker - Morgan Stanley - Analyst

Sounds good, thanks.

Operator

And your next question comes from Mr. Chris Woronka of Deutsche Bank, please proceed.

Chris Woronka - Deutsche Bank - Analyst

Hi, good morning.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Good morning, Chris.

Chris Woronka - Deutsche Bank - Analyst

How should we think about cash interest expense for next year given that I think a few of those swaps may burn off and, I guess, assuming you don’t do anything between now and then.

Diane Morefield - Strategic Hotels and Resorts - EVP & CFO

Chris, we are not giving 2011 guidance yet. So I think it’s a little premature to be able to answer that question for you. We will talk more about some of the drivers for 2011 guidance probably at our next earnings call. And as you know we have a number of maturities maturing in 2011, so we are going to have to make a lot assumptions about refinancing.

Chris Woronka - Deutsche Bank - Analyst

Right, okay. And then I thought it was an interesting data point you gave out on kind of the in the year for the year and in the quarter for the quarter bookings. Can you maybe tell us what, either what percentage of expected group business for next year you now have or maybe looking at it a different way kind of what percentage of your, how many rooms like do you have on the books now relative to say 2007 or 2008, just to kind of see this progression.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Okay. Really good questions. First of all we probably got, and I’m, I will give you a range, but we are probably over 50%, closer to 60% on the books already of our anticipated amount next year. What we are looking at is we are still, and the, this is good news and bad news, and we’ll say we are looking at being about 20% down so far in group room nights for this year on 2007. Why do I say that’s good news, because it shows you what we’ve got, the potential to grow into in the next couple of years. So we are pretty pleased about that. What we are pleased about is the recent interest and the recent acceleration of interest in 2011 and 2012 business at the hotel level for group. For us that’s an important measure. As we look at the prospects, the definites and the tentatives, that becomes a very important measure of corporate confidence, which if we are seeing that from corporate group bookings, it gives us confidence to be fairly bullish on how we attack individual corporate rate negotiations as we see the sense of corporate America to travel again. So fairly good news all around on that.

Chris Woronka - Deutsche Bank - Analyst

Okay. And, Laurence, what is your opinion on in Scottsdale on the impact of Las Vegas. Is it a temporary problem or is it longer than that. How do you affectively compete with Vegas in terms of the rooms that they are putting out there and the rates they are putting out there and do you see from your Fairmont asset any improvement in those trends in the next couple of quarters.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

You’ve asked two separate questions. We obviously have seen and have seen a tremendous competitive streak in Scottsdale and Phoenix from Las Vegas. I would say that if I was sitting on assets in Tucson, Palm Springs or Palm Desert, I would be seriously depressed because it may well have permanently changed that market. Where as in Scottsdale we are very pleased with the pickup against it. It’s certainly has impaired the market, it has forced competitive pressure on building facilities such as incremental meeting rooms, but we are not — the last few months particularly we’ve seen an increase in prospects, tentatives and definites, in Scottsdale. We are going to be — I believe personally and I have no imperical evidence for it, that there will be some permanent impairment in Vegas, but having been around for four cycles with Vegas, watching Vegas, as Vegas absorption tends to increase, and it certainly is, there is not enough cranes out there to affect it, we will see less of an impact as pricing goes up in Vegas, but it has become a tremendous competitor.

Chris Woronka - Deutsche Bank - Analyst

Okay. Very good, thank you. You’re welcome.

Operator

And your next question comes from Mr. Will Marks of JMP Securities, please proceed.

Will Marks - JMP Securities - Analyst

Thank you. Good morning, Laurence, good morning, Diane. I don’t think in your prepared remarks you’ve talked about the St. Francis, which I guess is your largest asset by rooms. The RevPAR was okay, but still below. I think San Francisco was up about 11% in the quarter, but the total RevPAR was certainly much weaker than that and I can understand F&B levels are generally lagging, but maybe you can comment on that asset.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Yes. Well, certainly I got to tell you we are really pleased with the forward booking process and what we are seeing at this property. The leisure business, obviously, is third quarter business there and that has an impact on our other spends as you fill in with the various sites. We are looking forward, as we are looking forward pace, the St. Francis looks like it’s going to have a fairly healthy period of time ahead of it. It’s — we have had some catching up to do in the city because of lack of compression this year though. But it’s in pretty good shape.

Will Marks - JMP Securities - Analyst

Okay. Thank you. And a couple other things. One, the Punta Mita, you talked so much about getting out of international or getting out of Europe and what are the pros and cons of selling that asset.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Okay, well, it’s a question I’m pleased you asked because it is more complex. We have always seen Punta Mita really as a extension of an American tourist resort. It is almost exclusively in the high 90%, an American destination driven by the northeast California and Texas largely. And that’s been our process there. I would say it would be terribly difficult to exit a property like Punta Mita and get any respectable shareholder value at this time given the hyperbole and the media attention, which is, I have to say, is dramatically overstated for the most of the tourist markets in Mexico in general and for us in particular. So I think that when you look at it on the northern border, in the towns on the northern border where the activity is, it’s a heck of a long journey down to the tourist resorts from there, but that’s the impression. So at the moment, the cons would be I don’t know if we get a price of any respectability and pros would be it will be something we didn’t have to worry about. But it is something we can’t think about today because there is just no market.

Will Marks - JMP Securities - Analyst

Okay, thanks. And just one final question, big picture. You mentioned the valuation on Prague and I know we’ve seen other high multiples, 18 multiple. I think the, was it the St. Regis in Aspen. Can you point to any other deals that have happened or maybe you can speak broadly on if you are seeing some other 15 to 20 multiple luxury hotel deals taking place.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

I haven’t seen very many luxury hotels trade because the sellers know what they have and they can see these trends where EBITDA has the potential to certainly double in many cases. So I haven’t seen a lot. The second tier hotels I have noted high numbers, high numbers from the FelCor’s acquisition of the Boston property, Sunstone’s acquisitions of the Miami property and some of the recent spate in Philadelphia, for example, these are very strong multiples, but I don’t view them as silly because it reflects the confidence that people have in, the upside of the markets and I’m delighted with the sales numbers they are getting there, because if they are getting multiples on that it just makes our values even higher, because we’ve got such high barrier to entry markets with such upside. So I don’t see this pricing as overpriced at the moment. I’m not at all critical, but I haven’t seen luxury hotels sell at the time because the sellers ain’t giving them away, they know what we got.

Will Marks - JMP Securities - Analyst

Okay. Thank you very much.

Operator

And your next question comes from Mr. Jeffrey Donnelly of Wells Fargo. Sir, please proceed.

Jeffrey Donnelly - Wells Fargo - Analyst

Good morning folks. Actually a few questions. Laurence, I was just curious concerning the European hotels, I suspect I know the answer, but do you think that these assets could be sold more efficiently ultimately as a portfolio or are you just better to do them one off.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Not a chance. Jeff, if I would have thought we would have done that, we would have done it. It is not a chance. They are all so very distinct with their own issues. And let me just give you as a seller of an asset. Prague asset has got a market that’s relatively over supplied with a asset that needs capital expenditures. Hamburg is a lease which has little income to us net after these payments. Paris is a lease to a German institution, which is very profitable, but there aren’t many buyers that would buy a lease in Paris and the Prague hotel, let alone London, which is a lease hold property and a very unique group of buyers. So I know I think [you would] get less than more.

Jeffrey Donnelly - Wells Fargo - Analyst

That’s helpful. I just want to be sure. And switch gears, Ritz Carlton has recently rolled out a guest rewards program. I’m just curious what your thought is on that and maybe how much of an impact you think that could have on Ritz’ margin.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Jeff, it’s a question which I’m more then delighted. I have been arguing, as has this Company, since we saw the beginning of the downturn for Ritz to have a very aggressive frequent traveler program. They had good size properties, mix is right, mix of business and in a downturn it’s a protector. In an upturn it has a cost. But as we are on a slow growth to the upturn, we have been very certain that the — that we think it’s the right thing to do. It was hotly debated within Marriott. They reached out, Marriott reached out to a number of owners, thought about it very carefully and we are very much a proponent of it for Ritz. I would say, however, that that is specific to Ritz. It wouldn’t necessarily go to our other high end companies, such as Four Seasons, which has a different mix of business and different size of properties. So I say uniquely to Ritz it’s a very good thing. I don’t think we can estimate the impact going forward. We are not to that stage where we have sufficient compression nights that we can say that we’d rather not take that business.

Jeffrey Donnelly - Wells Fargo - Analyst

Is that because you don’t think it’s applicable to Four Seasons because they are — just the nature of their guest mix maybe is more leisure transient than maybe corporate.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

It’s more — it is a nature of guest mix. It is much more individual bookings. It’s much more high end people that have a slightly different set of demands. Rather than points, a Four Seasons guest has got recognition issues and different — it’s different — it is a different, slightly different demographic on some of the user base and there is more properties.

Jeffrey Donnelly - Wells Fargo - Analyst

Right. And not to dwell on Marriott, but they’ve been aggressively re-launching this or launching, I should say, this Autograph collection, which — I guess I’m wondering do you think it’s a threat to branded luxury hotel performance, because it arguably heightens distribution of what I would call our typically more upscale luxury hotels and I think Marriott was telling folks that once its introduced it increases the RevPAR index of those hotels by about 8 points after it’s been introduced. So I guess it’s got to come out of somebody’s hide and I wasn’t sure if — what you have heard.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

First of all, with a hand full of Autographs out there it’s hard to make a prediction of data points and I can only say that he who lives by the crystal ball inevitably ends up eating ground glass. So that as far as I’m concerned. However, as I’ve seen Marriott, they are fairly systematic about it, they are fairly thoughtful about the impact to their other hotels. I don’t see this much as a threat. I do see that the big chains are going to have to be a lot bigger to pay for the technology needed in the future on marketing to absorb these costs. So I would say to you, this isn’t limited to them, to Marriott. I will say you will have to see expansion in this type of method amongst the other chains. We will admonish it. We will protect our rights. We will not be threatened by it.

Jeffrey Donnelly - Wells Fargo - Analyst

And one last question, not sure how much success I will have here, but I know you not giving guidance for next year, but I am curious, are you willing to comment on maybe the guidance that some of the other major brands have already given for next year, do you think that’s representative of some of the trends you have been seeing or is your experience varied because you are really at a different price point than them.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

We have no peer group in amongst the REITS to look at. So when you look at Marriott and Starwood, given their various mixes, they both make sense. For us, remember we have a portfolio differentiation. We aren’t in New York, we are not in Boston where you are still going to see, we think there will be substantial growth in those markets next year. But we also hope we will see southern California recover next year. I don’t think their projections are out of line. I can only say if the confidence that comes from, if there is a rebounding in corporate and consumer confidence, and let’s hope that these elections call for something like a resetting of tax issues, whatever is perturbing people, I think that those numbers might be light, but it really goes to corporate and consumer confidence in GDP, but it always has.

Jeffrey Donnelly - Wells Fargo - Analyst

Great, thank you.

Diane Morefield - Strategic Hotels and Resorts - EVP & CFO

You’re welcome.

Operator

(Operator Instructions) And your next question comes from Mr. Joe Greff of JPMorgan, please proceed.

Joe Greff - JPMorgan - Analyst

Hi, guys, Most of my questions have been asked and answered and this is sort of a guidance related question for 2011. But as you look at over the next 12 months, the markets that you are in, what markets do you see performing stronger on a relative basis relative to one another. Thank you.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Okay. Look, I still think New York has room to grow. It fell so low that it — but it is coming back strongly. So I think New York is a very strong market and I still feel Boston and Washington are very, very strong markets. In general I think those markets will probably outperform the rest of the country on a macro basis. I am hopeful that California will get some growth in jobs, particularly southern California. When we see job growth in southern California you see an immediate recharging of activity at our type of hotels where we could expect really significant growth, as will most of the industry. Generally corporate America is going to be on the move next year. You look into the airline trends and you look at our trends, I am fairly optimistic we are going to have a good year and the best thing about it is I do believe on a macro level rates will start increase. I hope they are following us and I believe the chains have got this as a priority. We are certainly being aggressive and we are not seeing the price resistance that was feared. So I think that the big news next year will be the markets will get more compression nights and you will get much more rate.

Joe Greff - JPMorgan - Analyst

Thank you.

Operator

And your next question is a follow-up question from Smedes Rose from KBW, please proceed.

Smedes Rose - KBW - Analyst

Hi, thanks. I was just wondering could you tell us what the cancellation fees were in the fourth quarter of 2009. Was it a significant number and would you expect it to skew your, kind of the flow through that you talked about for the fourth quarter.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

I don’t know how it will take the whole quarter, it was about $2 million (inaudible).

Smedes Rose - KBW - Analyst

Okay, thank you.

Operator

This concludes today’s question-and-answer session. I’ll hand the call over to Laurence Geller for closing remarks.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Thank you very much. As you can see we’ve had a very satisfying quarter and we are consistently seeing indicators of sustained recovery. We are convinced we’ve got very well founded reasons for optimism in general and for our Company in particular. Our assets are in great physical and competitive condition in irreplaceable locations. We have implemented systemic and sustainable changes to the operations that are clearly, again, demonstrating upside, both to profitability and values, and we’ve got unusually benign supply dynamics in our markets. We’ve improved our balance sheet and it’s our priority to continue to do so. In short, we are performing in line with our plans and expectations and intend to continue to do so in a very thoughtful and disciplined manner. So again I thank you for your time and I thank you for your support. I look forward to speaking to you next quarter when I hope the trends we see today and the renewed post midterm election confidence will be mirrored in continuing improving results for our economy, for our industry and above all for our Company. Thank you.

Diane Morefield - Strategic Hotels and Resorts - EVP & CFO

Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference, thank you for your participation, you may now disconnect. Good day.